Exhibit 10.27

                           SECOND AMENDED AND RESTATED
                        EMPLOYMENT CONTINUATION AGREEMENT

      THIS SECOND AMENDED AND RESTATED AGREEMENT by and among John Hancock Life Insurance Company, a Massachusetts corporation (the "Company"), John Hancock Financial Services, Inc., a Delaware corporation ("JHFS") and David F. D'Alessandro (the "Executive"), dated as of the 15th day of October, 2001.

                              W I T N E S S E T H :

      WHEREAS, the Executive has been employed as an officer of the Company and/or JHFS, and it has been determined that the Executive holds an important position with the Company and/or JHFS;

      WHEREAS, the Company and JHFS believe that, in the event of a situation that could result in a change in ownership or control of the Company or JHFS, continuity of management will be essential to their ability to evaluate and respond to such a situation in the best interests of shareholders;

      WHEREAS, the Company and JHFS understand that any such situation will present significant concerns for the Executive with respect to his/her financial and job security;

      WHEREAS, to assure themselves of the Executive's services during the period in which they are confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of his/her position without undue distraction and to exercise his/her judgment without bias due to his/her personal circumstances, the Company, JHFS and the Executive previously entered into this Agreement to provide the Executive with certain rights and obligations upon the occurrence of a Change of Control or Potential Change of Control (as each such term is defined in Section 2 hereof);

      WHEREAS, the Executive, the Company and JHFS have determined that the Agreement should be amended and restated to further clarify and refine benefits and protections provided to the Executive in the event of a Change of Control or Potential Change of Control;

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed among the Company, JHFS and the Executive as follows:

      1. Operation of Agreement. (a) Effective Date. The effective date of this Agreement shall be the date on which a Change of Control occurs (the "Effective Date"), provided that, except as provided in Section 1(b), if the Executive is not employed by the

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Company, JHFS or an Affiliate on the Effective Date, this Agreement shall be void and without effect.

      (b) Termination of Employment Following a Potential Change of Control. Notwithstanding Section 1(a), if (i) the Executive's employment with the Company, JHFS or an Affiliate is terminated without Cause (as defined in Section 6(c)) after the occurrence of a Potential Change of Control and prior to the occurrence of a Change of Control and (ii) a Change of Control occurs within two years of such termination, the Executive shall be deemed, solely for purposes of determining his/her rights under this Agreement, to have remained employed until the date such Change of Control occurs and to have been terminated by the Company, JHFS or (if applicable) the Affiliate without Cause immediately after this Agreement becomes effective, with any amounts payable hereunder reduced by the amount of any other severance benefits provided to him in connection with such termination.

      2. Definitions.

      (a) "Affiliate" shall mean any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, or is controlled by, the Company, or JHFS.

      (b) "Board" shall mean the Board of Directors of the Company.

      (c) "Company" means John Hancock Life Insurance Company.

      (d) "Change of Control" shall be deemed to have occurred if:

            (i) any Person (as defined below) has acquired, "beneficial ownership" (within the meaning of Rule 13d-3, as promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities of the Company or JHFS representing 30% or more of the combined Voting Power (as defined below) of the securities of the Company or JHFS; provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, JHFS or any Affiliate; or

            (ii) within any 24-month period, the persons who, at the beginning of such period, were members of the Board (the "Incumbent Company Directors") shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election to the Board, by at least two-thirds (2/3) of the Incumbent Company Directors then still in office shall be deemed to be an Incumbent Company Director for purposes of this subclause (ii); provided, however, that no individual initially elected or nominated for election to the Board as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of


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      any Person other than the Board shall be deemed to be an Incumbent Company
      Director; or

            (iii) within any 24-month period, the persons who, at the beginning of such period, were members of the JHFS Board (the "Incumbent JHFS Directors") shall cease to constitute at least a majority of the JHFS Board or the board of directors of any successor to JHFS; provided, however, that any director elected to the JHFS Board, or nominated for election to the JHFS Board, by at least two-thirds (2/3) of the Incumbent JHFS Directors then still in office shall be deemed to be an Incumbent JHFS Director for purposes of this subclause (iii); provided, however, that no individual initially elected or nominated for election to the JHFS Board as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the JHFS Board shall be deemed to be an Incumbent JHFS Director; or

            (iv) upon the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company (a "Company Corporate Event") and immediately following the consummation of which the stockholders of the Company, immediately prior to such Company Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of

                  (A) in the case of a merger or consolidation, the surviving or resulting corporation,

                  (B) in the case of a statutory share exchange, the acquiring corporation,

                  (C) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Company Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Company Corporate Event, provided that no Change of Control shall be deemed to have occurred if the Executive is employed, immediately following such Company Corporate Event, by any entity in which the stockholders of the Company immediately prior to such Company Corporate Event hold, directly or indirectly, a majority of the Voting Power;

      Provided that in each case such majority of the Voting Power is represented by securities of the Company that were outstanding immediately prior to such Company Corporate Event (or, if applicable, is represented by shares into which such securities of the Company were converted pursuant to such Company Corporate Event); or


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            (v) upon the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of JHFS which has been approved by the stockholders of JHFS (a "JHFS Corporate Event"), and immediately following the consummation of which the stockholders of JHFS immediately prior to such JHFS Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of

                  (A) in the case of a merger or consolidation, the surviving or resulting corporation,

                  (B) in the case of a statutory share exchange, the acquiring corporation, or

                  (C) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant JHFS Corporate Event, holds more than 25% of the consolidated assets of JHFS immediately prior to such JHFS Corporate Event, provided that no Change of Control shall be deemed to have occurred if the Executive is employed, immediately following such JHFS Corporate Event, by any entity in which the stockholders of JHFS immediately prior to such JHFS Corporate Event hold, directly or indirectly, a majority of the Voting Power;

      Provided that in each case such majority of the Voting Power is represented by securities of JHFS that were outstanding immediately prior to such JHFS Corporate Event (or, if applicable, is represented by shares into which such securities of JHFS were converted pursuant to such JHFS Corporate Event); or

            (vi) any other event occurs which the Board or the JHFS Board declares to be a Change of Control.

      (e) "JHFS" means John Hancock Financial Services, Inc.

      (f) "JHFS Board" means the Board of Directors of JHFS and, after a Change in Control that constitutes a Company Corporate Event or a JHFS Corporate Event, the Board Directors of the Parent.

      (g) "Parent" shall mean any corporation, partnership, limited liability company, business trust or other entity which owns, directly or indirectly, more than 50% of the Voting Power in the Company or JHFS.

      (h) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (i) the Company, JHFS, or any Affiliate or (ii) any employee benefit plan sponsored by the entities described in clause (i) of this definition.


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      (i) "Potential Change of Control" shall be deemed to have occurred if:

            (i) a Person commences a tender offer (with adequate financing) for securities representing at least 10% of the Voting Power of the JHFS's securities;

            (ii) the Company or JHFS enters into an agreement the consummation of which would constitute a Change of Control;

            (iii) proxies for the election of directors of JHFS are solicited by anyone other than JHFS; or

            (iv) any other event occurs which is deemed to be a Potential Change of Control by the JHFS Board.

      (j) "Voting Power" shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors.

      (k) "Voting Securities" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors.

      3. Employment Period. Subject to Section 6 of this Agreement, the Company (or if applicable, JHFS) agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company or, if applicable, JHFS for the period (the "Employment Period") commencing on the Effective Date and ending on the third anniversary of the Effective Date. Notwithstanding the foregoing, if, prior to the Effective Date, the Executive is demoted to a lower position than the position held on the date first set forth above, the Board (or if applicable, the JHFS Board) may declare that this Agreement shall be without force and effect by written notice delivered to the Executive (i) within 30 days following such demotion and (ii) prior to the occurrence of a Potential Change of Control or a Change of Control.

      4. Position and Duties. (a) No Reduction in Position. During the Employment Period, the Executive's position (including titles), authority and responsibilities with the Company, JHFS and each of the Affiliates shall be, both individually and in the aggregate, at least commensurate with those held, exercised and assigned immediately prior to the Effective Date. The Executive shall not be required to report to any person other than the Board or the JHFS Board (for purposes of clarity, it is the intent of this provision that, after a Change of Control, the Executive shall not be required to report to any person other than the board of directors of the entity that is the successor to all or substantially all of the business and/or assets of the Company or JHFS, as the case may be, or the board of directors of the ultimate parent entity resulting from a Company Corporate Event or a JHFS Corporate Event, as the case may be. It is understood that, for purposes of this Agreement, such position, authority and responsibilities shall not be regarded as not commensurate merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Company as contemplated by Section 13(b) of this Agreement. The Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date.


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      (b) Business Time. From and after the Effective Date, the Executive agrees to devote substantially all of his/her attention during normal business hours to the business and affairs of the Company, JHFS and the Affiliates and to use his/her reasonable best efforts to perform the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent in managing his/her personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and (ii) periods of vacation and sick leave to which he/she is entitled. It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which he/she is serving or with which he/she is otherwise associated immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Executive's services for the Company, JHFS or the Affiliates.

      5. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the Executive by the Company, JHFS and any Affiliate immediately prior to the Effective Date. The base salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased) at any time and from time to time by action of the Board or JHFS Board, as the case may be, or any committee thereof or any individual having authority to take such action in accordance with the Company's (or if applicable, JHFS's) regular practices. The Executive's base salary, as it may be increased from time to time, shall hereafter be referred to as "Base Salary". Neither the Base Salary nor any increase in Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Company or JHFS hereunder.

      (b) Annual Bonus. During the Employment Period, in addition to the Base Salary, for each fiscal year of the Company ending during the Employment Period, the Executive shall be afforded the opportunity to receive an annual bonus on terms and conditions no less favorable to the Executive (taking into account reasonable changes in the applicable corporate goals and objectives and taking into account actual performance) than the annual bonus opportunity that had been made available to the Executive for the fiscal year ended immediately prior to the Effective Date (the "Annual Bonus Opportunity"). Any amount payable in respect of the Annual Bonus Opportunity shall be paid as soon as practicable following the year for which the amount (or prorated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company, JHFS or any of its Affiliates may make available to the Executive.

      (c) Long-term Incentive Compensation Programs. During the Employment Period, the Executive shall participate in all long-term incentive compensation programs (including, without limitation, programs providing for the grant of stock options and other equity-based awards) for key executives at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.


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      (d) Retention Bonus. During such time period as set forth in the Board
Vote of August 11, 1997, the Executive shall also be entitled to a special Retention Bonus as set forth therein.

      (e) Benefit Plans. During the Employment Period, the Company shall provide to the Executive (and to the extent applicable, his/her dependents) pension, retirement, deferred compensation, savings, medical, dental, health, disability, life and accidental death coverages, both individual and group, at a level that is commensurate with the coverage to which the Executive was entitled under plans sponsored by the Company, JHFS or any affiliate immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter. The Executive shall be entitled to such benefits subject to the same terms and conditions (including, without limitation, any requirement that the Executive make contributions toward the cost of such coverage) that applied immediately prior to the Effective Date, or, if more favorable to the Executive, as are made applicable to the Executive or other similarly situated officers at any time thereafter. To the extent such benefits cannot be provided under the terms of a benefit plan, policy or program sponsored by the Company, JHFS or any affiliate, as the case may be, the Company shall provide a comparable benefit under another plan or from the Company's general assets.

      (f) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Company as in effect immediately prior to the Effective Date. Notwithstanding the foregoing, the Company may apply the policies and procedures in effect after the Effective Date to the Executive, if such policies and procedures are not less favorable to the Executive than those in effect immediately prior to the Effective Date.

      (g) Vacation and Fringe Benefits. During the Employment Period, the Executive shall be entitled to paid vacation and fringe benefits (including, without limitation, any split-dollar life insurance arrangements) at a level that is commensurate with the paid vacation and fringe benefits available to the Executive immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available from time to time to the Executive or other similarly situated officers at any time thereafter.

      (h) Indemnification. During and after the Employment Period, the Company and JHFS shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of JHFS, the Company or any of their Affiliates or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of JHFS or the Company, as the case may be (the "Governing Documents"), provided that in no event shall the protection afforded to the Executive hereunder be less than that afforded under the Governing Documents as in effect immediately prior to the Effective Date.

      (i) Office and Support Staff. The Executive shall be entitled to an office with furnishings and other appointments, and to secretarial and other assistance, at a level that is


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at least commensurate with the foregoing provided to the Executive immediately prior to the Change of Control.

      6. Termination. (a) Death, Disability or Retirement. Subject to the provisions of Section 1 hereof, this Agreement shall terminate automatically upon the Executive's death, termination due to "Disability" (as defined below) or voluntary retirement under any of the retirement plans of the Company or JHFS (or, if applicable, an Affiliate) has in effect from time to time. For purposes of this Agreement, Disability shall mean the Executive has met the conditions to qualify for long-term disability benefits under the long term disability plan or policy the Company or JHFS (or, if applicable, an Affiliate), has in effect immediately prior to the Effective Date.

      (b) Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, following a Change of Control the Executive may, upon not less than 60 days' written notice to the Company (or, if applicable, JHFS), voluntarily terminate employment for any reason (including early retirement under the terms of any retirement plans maintained by the Company, JHFS or an Affiliate, as in effect from time to time), provided that any termination by the Executive pursuant to Section 6(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 6(b).

      (c) Cause. The Company, JHFS or an Affiliate that employs the Executive may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction or plea of nolo contendere to a felony related to fraud or dishonesty; (ii) an act or acts of dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to the Company's, JHFS's or an Affiliate's business or reputation; or (iii) repeated material violations by the Executive of his/her obligations under Section 4 of this Agreement, which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the Company's, JHFS's or an Affiliate's business or reputation. Cause shall not exist unless and until JHFS has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the entire JHFS Board (excluding the Executive if the Executive is a JHFS Board member) at a meeting of the JHFS Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the JHFS Board), finding that in the good faith opinion of the JHFS Board an event set forth in subclauses (i), (ii), or (iii) has occurred and specifying the particulars thereof in detail. The Company, JHFS or an Affiliate must notify the Executive of any event that it alleges constitutes Cause within ten (10) business days following the Company's, JHFS's or an Affiliate's knowledge, as the case may be, of its existence, and notify the Executive at least ten (10) business days prior to the board proceedings described above, or such event shall not constitute Cause under this Agreement.

      (d) Good Reason. Following the occurrence of a Change of Control, the Executive may terminate his/her employment for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Change of Control:


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            (i) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive's position, authority or responsibilities, as contemplated by Section 4 of this Agreement, or any other material adverse change in position, titles, reporting lines, authority or responsibilities, including and without limiting the generality of the foregoing, the elimination or substantial reduction of the Executive's duties with the Company, JHFS or any Affiliate resulting in a significant reduction in his position, titles, authority or responsibilities as in effect prior to the Change of Control;

            (ii) any failure by the Company or JHFS to comply with any of the provisions of Section 5 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company or JHFS promptly after receipt of notice thereof given by the Executive;

            (iii) any requirement that the Executive (A) be based at any office or location more than 35 miles (or any such shorter distance as shall be set forth in the Company's (or if applicable, JHFS's) relocation policy as in effect on the Effective Date) from that location at which he/she performed his/her services specified under the provisions of Section 4 immediately prior to the Change of Control, except for travel reasonably required in the performance of the Executive's responsibilities or (B) travel on business on behalf of the Company, JHFS or any Affiliate, as the case may be, to an extent substantially greater than the travel obligations of the Executive immediately prior to the Change in Control;

            (iv) any failure by the Company or JHFS to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by
      Section 13(b).

      In no event shall the mere occurrence of a Change of Control, absent any further impact on the Executive, be deemed to constitute Good Reason.

Notwithstanding anything herein to the contrary, termination of employment by the Executive for any reason during the 30-day period commencing ninety (90) days after the date of a Change in Control shall be deemed to constitute Good Reason.

      (e) Notice of Termination. Any termination by the Company, JHFS or an Affiliate for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(e). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice). In the case of a termination for Good Reason, the Notice of Termination shall be given within 180 days of the Executive's having actual knowledge of the events giving rise to such termination which actual knowledge shall in no event be deemed to have occurred any earlier than the Effective Date. The failure by the Executive to set forth in the Notice of


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Termination any fact or circumstance which contributes to a showing of Good
Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his/her rights hereunder.

      (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

      7. Obligations of the Company upon Termination. (a) Death or Disability. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay to the Executive (or his/her beneficiary or estate) (i) the Executive's full Base Salary through the Date of Termination (the "Earned Salary"), (ii) any vested amounts or benefits owing to the Executive under the otherwise applicable employee benefit plans and programs of the Company, JHFS and the Affiliates, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company, JHFS or an Affiliate and any accrued vacation pay not yet paid by the Company, JHFS or an Affiliate (the "Accrued Obligations"), and (iii) any other benefits payable due to the Executive's death or Disability under the plans, policies or programs of the Company, JHFS and the Affiliates (the "Additional Benefits").

      The Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.

      (b) Cause and Voluntary Termination. If, during the Employment Period, the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason following a Change of Control), the Company shall pay the Executive (i) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the Date of Termination, and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement.

      (c) Termination by the Company other than for Cause. If, during the Employment Period, the Company or JHFS, terminates the Executive's employment other than for Cause, the Company shall provide the Executive with the following benefits:

            (i) Severance and Other Termination Payments. The Company shall pay the Executive the following:

            (A)   the Executive's Earned Salary; and


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            (B)   notwithstanding any plan provisions to the contrary, an amount
                  (the "Pro-Rated Annual Incentive") equal to the target annual bonus applicable to the Executive for the fiscal year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of completed months in such fiscal year which have elapsed on or before (and including) the Date of Termination and the denominator of which is 12;
                  and

            (C) notwithstanding any plan provisions to the contrary, an aggregate amount (the "Pro-Rated Long Term Incentives") equal to the sum of the amounts awarded to the Executive in respect of each performance cycle, whether or not vested, then in progress (i.e., each performance cycle, which includes as part of the performance period the fiscal year in which the Date of Termination occurs), as accrued on the books of the Company as of the end of the month preceding the Date of Termination; and

            (D)   the Accrued Obligations; and

            (E) unless previously paid, an amount (the "Retention Bonus") equal to the retention bonus and all other payments that would have otherwise been payable to the Executive under his special retention arrangement (as established by the Board on August 11, 1997) had he remained employed by the Company as of December 31, 2002; and

            (F) a cash amount (the "Severance Amount") equal to three times the sum of

                  (1)   the Executive's annual Base Salary; and

                  (2) an amount equal to the target annual bonus applicable to the Executive for the fiscal year in which the Change of Control occurs;

                  (3) an amount equal to the long term incentive award granted to the Executive with respect to the performance period commencing in the calendar year 2000. For purposes of this Section 7(c)(i)(F)(3), such award shall be measured by the equity rights awarded to the Executive for such performance period under the terms of the Long-Term Incentive Plan for Senior Executives.

      The Earned Salary, Pro-Rated Annual Incentive, Pro-Rated Long Term Incentives, Retention Bonus and Severance Amount shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement.

            (ii) Continuation of Benefits. If, during the Employment Period, the Executive's employment is terminated other than for Cause, the Executive (and, to the extent applicable, his/her dependents) shall be entitled, after the Date of Termination until the earlier of (A) the third anniversary of the Date of Termination (the "End Date") and (B) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the individual and group health (including without limitation medical, dental and disability) and life employee benefits plans maintained by the Company, JHFS or an Affiliate and in which the Executive had been participating prior to the Date of Termination (the "Benefit Plans"). In addition, to the extent that, prior to the Date of Termination, the Company had been paying the premiums on any split-dollar life insurance policy with respect to the Executive, the Company shall, as to any such policy, continue the payment of such premiums until the later of the End Date or the date through which the Company otherwise would have paid premiums on such policy in the absence of a Change of Control. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets. The Executive's participation in the Benefit Plans will be on the same terms and conditions (including, without limitation, any condition that the Executive make contributions toward the cost of such coverage on the same terms and conditions generally applicable to similarly situated employees) that would have applied had the Executive continued to be employed by the Company through the End Date.

            (iii) Enhanced Retirement Benefits. Regardless of the Executive's age or completed service with the Company on his Date of Termination, the Executive shall (for all purposes in determining the amount of any defined benefit retirement benefits payable, and the retiree medical and retiree life benefits made available, to the Executive and the time at which such benefits may commence to be paid) be deemed to be age 58 1/2 with 25 years of service and shall, upon such Date of Termination, immediately begin receiving his defined benefit retirement benefits without any actuarial reduction for early commencement. In addition, the Executive shall, upon Date of Termination, be entitled to receive from the Company all of the perquisites customarily provided to retired Chief Executive Officers of the Company. The pension payable to the Executive shall, notwithstanding anything to the contrary in any plan that is less favorable to the Executive, be determined based upon the higher of (i) the Executive's compensation (consisting of Base Salary plus incentive compensation) during the 36 month period ending on June 30, 2009 or (ii) the Executive's highest 3 consecutive calendar years of compensation (consisting of Base Salary plus incentive compensation) during the 10 year period ending June 30, 2009; provided that in making these determinations, for the period beginning with the Date of Termination and ending on December 31, 2009, the Executive shall be deemed to have received his Base Salary plus incentive compensation based upon achieving target performance goals. Notwithstanding anything else contained in this Agreement to the contrary, the benefit described in this Section 7(c)(iii) shall be made available to the Executive upon any termination of employment, regardless of whether occurring within the Employment Period, of a nature that would have constituted a termination by the Company without Cause or by the Executive for Good Reason if it had occurred during the Employment Period (i.e., the Executive shall be entitled to receive this benefit due to a qualifying termination even if occurring more than three years after the Effective Date). Notwithstanding the foregoing, the Executive shall not receive any service credit for any period after the Executive has attained age 65.

            (iv) Payment of Mandatorily Deferred Incentive Compensation Payments. To the extent not earlier paid in accordance with the terms and conditions of the governing plan documents, all amounts, if any, that had been determined to be payable to the Executive under any long term incentive compensation program, but the payment of which was mandatorily deferred under the terms and conditions of such governing documents, shall be paid (plus all earnings credited with respect thereto) in a single lump sum payment, as soon as practicable after the next succeeding valuation date under the applicable plans, but in no event later than the first March 15 following the Executive's Date of Termination.

            (v) Outplacement Services. The Executive shall be provided at the Company's expense with outplacement services customary for executives at his/her level (including, without limitation, office space and telephone support services) provided by a qualified and experienced third party provider selected by the Company.

      (d) Termination by the Executive for Good Reason. If, during the Employment Period, the Executive terminates his/her employment for Good Reason, the Company shall pay to the Executive the same amounts as would be payable to the Executive under Section 7(c) if such termination were a termination by the Company or JHFS without Cause.

      (e) Discharge of the Company's and JHFS's Obligations. Except as expressly provided in the last sentence of this Section 7(e), the amounts payable to the Executive pursuant to this Section 7 following termination of his/her employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims he/she may have in respect of his/her employment by the Company, JHFS or the Affiliates. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company, JHFS and each of their Affiliates shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company, JHFS and their Affiliates. Nothing in this Section 7(e) shall be construed to release the Company or JHFS, as applicable, from its commitment to indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company, JHFS or any of their Affiliates or in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company or JHFS to the maximum extent permitted by applicable law and the Governing Documents.

      (f) Certain Further Payments by the Company.

            (i) In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement and/or any amounts or benefits otherwise paid or distributed (whether or not paid or distributed pursuant to a plan or program maintained by the Company or JHFS) to the Executive by the Company, JHFS or any Affiliate, including without limitation, the present value of any amounts or benefits that otherwise become payable to the Executive by the Company, JHFS or any Affiliate or otherwise become nonforfeitable because of the lapse or termination of any restrictions thereon as a result of a Change of Control (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax that may hereafter be imposed, the Company shall pay to the Executive at the time specified in Section 7(f)(v) below an additional amount ("Tax Reimbursement Payment") such that the net amount retained by the Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 7(f), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

            (ii) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

            (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Change of Control Date or tax counsel selected by such accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

            (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

            (iii) For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay:

            (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and

            (B) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

            (iv) In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

            In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

            (v) Any Tax Reimbursement Payment (or portion thereof) payable in accordance with Section 7(f)(i) above shall be paid to the Executive as of the date of the payment (or acceleration of vesting or lapse of restrictions as a result of a Change of Control, as the case may be) of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the

      Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

      8. Non-exclusivity of Rights. Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company, JHFS or any of its Affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company, JHFS or any of its Affiliates, including employment agreements or stock option agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company, JHFS or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

      9. No Offset. The Company's or JHFS's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company, JHFS or any of their Affiliates may have against the Executive or others whether by reason of the Executive's breach of this Agreement, subsequent employment of the Executive, or otherwise.

      10. Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's legal expenses (or cause such expenses to be paid) including, without limitation, his/her reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the arbitrator referred to in Section 14(b) or a court of competent jurisdiction shall find that the Executive did not have a good faith and reasonable basis to believe that he/she would prevail as to at least one material issue presented to such arbitrator or court.

      11. Confidential Information; Company Property. By and in consideration of the salary and benefits to be provided by the Company, JHFS or an Affiliate hereunder, including the severance arrangements set forth herein, the Executive agrees that:

      (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company, JHFS and the Affiliates, all secret or confidential information, knowledge or data relating to the Company, JHFS or the Affiliates, and their respective businesses, (i) obtained by the Executive during his/her employment by the Company, JHFS or the Affiliates and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment, the

Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

      (b) Nonsolicitation of Employees. The Executive agrees that for two years after the Date of Termination, he/she will not attempt, directly or indirectly, to induce any employee of the Company, JHFS or an Affiliate to be employed or perform services elsewhere or otherwise to cease providing services to the Company, JHFS or the Affiliates.

      (c) Return of Property. Except as expressly provided herein, promptly following the Executive's termination of employment, the Executive shall return to the Company, JHFS and the Affiliates all property of the Company, JHFS and the Affiliates (as the case may be) and all copies thereof in the Executive's possession or under his/her control.

      (d) Injunctive Relief and Other Remedies with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to confidentiality and the return of property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company, JHFS and/or their Affiliates irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company, JHFS and the Affiliates shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this
Section 11. These remedies are cumulative and are in addition to any other rights and remedies the Company, JHFS and/or the Affiliates may have at law or in equity. In no event shall an asserted violation of the provisions of this
Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

      12. Obligations of the Company and JHFS. The obligations of the Company and JHFS are intended to be joint and several. If for any reason, either the Company or JHFS does not, or is unable to, honor its obligations under this Agreement, the other party shall satisfy all obligations not honored by the other party.

      13. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company and JHFS, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

      (b) This Agreement shall inure to the benefit of and be binding upon JHFS, the Company and each of its successors. The Company and JHFS, as applicable, shall require any successor to all or substantially all of the business and/or assets of the Company or JHFS, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company and JHFS would be required to perform if no such succession had taken place.

      14. Miscellaneous. (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the States of Delaware, applied without reference to principles of conflict of laws.

      (b) Arbitration. Except to the extent provided in Section 11(d), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the city of Boston, Massachusetts and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration (or such other rules as the parties may agree to in writing), and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to all of the Company, JHFS and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by the Company and JHFS, one appointed by the Executive, and the third appointed by the other two arbitrators.

      (c) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      (d) Entire Agreement. Subject to Section 8 herein, this Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company, JHFS or any Affiliate, oral or otherwise, shall be binding among the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements among the parties other than those that are expressly contained herein. The Executive acknowledges that he/she is entering into this Agreement of his/her own free will and accord, and with no duress, that he/she has read this Agreement and that he/she understands it and its legal consequences.

      (e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:   at the home address of the Executive noted on the
                             records of the Company

      If to the Company:     200 Clarendon Street
                             Boston, Massachusetts
                             Attn.: Secretary

      If to JHFS:            200 Clarendon Street
                             Boston, Massachusetts
                             Attn.: Secretary
or to such other address as any party shall have furnished to the others in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

      (f) Tax Withholding. The Company shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      (g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of Section 11(a) are not enforceable in accordance with its terms, the Executive and the Company and JHFS agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company and JHFS the maximum rights permitted at law.

      (h) Waiver. Waiver by any party hereto of any breach or default by any party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing among the parties hereto or from any failure by any party hereto to assert its or his/her rights hereunder on any occasion or series of occasions.

      (i) Survival. The provisions of Section 5(h), 7(c), 7(d), 7(f), 12 and 13 shall survive the termination of the Employment Period hereunder and shall be binding upon and enforceable against the Company and JHFS in accordance with their terms. The dispute resolutions provisions contained in Section 14(b) and the legal fees provision contained in Section 10 shall also survive the end of the Employment Period and shall be applied as though the dispute arose within the Employment Period.

      (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      (k) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

      IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company and JHFS have caused this Agreement to be executed in their respective names and on their behalf, all as of the day and year first above written.


                                JOHN HANCOCK LIFE
                                INSURANCE COMPANY


                                By: ________________________________
                                Name: Wayne A. Budd
                                Title: Executive Vice President


                                JOHN HANCOCK FINANCIAL
                                SERVICES, INC.


                                By: ________________________________
                                Name: Wayne A. Budd
                                Title: Executive Vice President


                                EXECUTIVE:


                                ____________________________________